MAA Reports First Quarter Results

MEMPHIS, Tenn., May 1, 2013 /PRNewswire/ -- MAA (NYSE: MAA) today announced earnings results for the first quarter of 2013.

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Net income available for common shareholders for the quarter ended March 31, 2013 was $21.2 million, or $0.50 per diluted common share, as compared to $23.9 million, or $0.60 per diluted common share for the quarter ended March 31, 2012. Net income results for the quarter ended March 31, 2012 included $9.4 million, or $0.23 per diluted common share, related to the gain on the sale of two apartment communities during the period. There were no sales of apartment communities during the first quarter of 2013.

Funds from Operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $55.2 million, representing $1.25 per diluted share/unit, or per Share, for the quarter ended March 31, 2013, as compared to $46.4 million, or $1.12 per Share, for the quarter ended March 31, 2012. A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "Results for the first quarter were at the top end of our expectations and is the highest quarterly FFO per share performance in our company's history. As we head into the busy summer leasing season, we believe the leasing environment this year will support continued steady rent growth and results that will exceed historical averages. And while we expect the increasing level of new apartment construction will generate some moderation from last year's record result, steady improvement in the employment market and resulting new household formations should offset most of this pressure and enable another year of solid performance."

First Quarter Highlights

  FFO results of $1.25 per Share for the first quarter of 2013 is a record high performance for the company for any quarter and represents 12% growth over the same period in the prior year.
  Same store net operating income, or NOI, for the first quarter of 2013 increased by 7.7% as compared to the same period in the prior year.
  Average effective rent for the same store portfolio increased by 4.7% compared to the first quarter of the prior year, with rents increasing in every market across the portfolio.
  Physical occupancy for the same store portfolio ended the first quarter of 2013 at 96.1%, as compared to 96.2% for the same period in the prior year.
  Resident turnover remains low at 56.7% on a rolling twelve month basis.
  Leaseup at MAA's two recently completed new development communities is ahead of schedule with both reaching 82% occupancy at quarter end.
  MAA funded an additional $12.4 million of costs related to the three communities under construction during the first quarter of 2013 and took delivery of 106 additional new units.
  MAA acquired a 310-unit community, located in the Atlanta metropolitan area, during the first quarter from Mid-America Multifamily Fund I, LLC, or Fund I, one of MAA's joint ventures.

First Quarter Same Store Operating Results
Same store operating results include 41,682 units in 138 communities that have comparable results for periods presented.

Percent Change From Three Months Ended March 31, 2012 (Prior Year):
				Period End	Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.8%	1.2%	9.1%	-0.3%	5.6%
Secondary	3.4%	-0.2%	5.9%	0.1%	3.6%
Total Same Store	4.7%	0.6%	7.7%	-0.1%	4.7%

Same store NOI for the first quarter of 2013 increased by 7.7% over the same period a year ago, based on a 4.7% increase in revenues and a 0.6% increase in operating expenses. The increase in revenues was primarily related to a 4.7% increase in average effective rent per unit as compared to the prior year. Physical occupancy for the same store portfolio remained strong during the first quarter of 2013, ending at 96.1%, only 0.1% below the same period a year prior. Operating expenses for the first quarter of 2013 benefited from declines in personnel and repair and maintenance expenses, partially offset by increases in utilities, real estate taxes, and insurance expenses for the quarter.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition Activity
During the first quarter of 2013, MAA acquired Milstead Village, a 310-unit community located in the Atlanta metropolitan area. Milstead Village was previously owned by Fund I, a joint venture one-third owned by MAA. During the second quarter of 2013, MAA plans to also acquire Greenwood Forest, a 316-unit community located in the Houston metropolitan area, which is the only remaining community in Fund I. These acquisitions will represent a combined gross purchase price of $59 million to Fund I. MAA will assume a loan of $18.3 million related to Greenwood Forest and fund the remaining purchase price in cash. The company continues to pursue joint venture investments through other funds.

Development and Redevelopment Activity
Progress continued during the first quarter of 2013 on the two recently completed communities, now in lease-up, and on the three communities remaining under construction. At the end of the first quarter of 2013, the lease-up communities, Ridge at Chenal Valley, in Little Rock, Arkansas, and Venue at Cool Springs, in Nashville, Tennessee, were both 82% occupied and are projected to be stabilized in the second half of 2013. During the first quarter of 2013, MAA took delivery of 106 (50%) of the new units at 1225 South Church Phase II, located in Charlotte, North Carolina, and expects the remaining units to be delivered during the second quarter of 2013, along with the initial units at River's Walk, in Charleston, South Carolina. During the first quarter of 2013, a combined total of 138 units were leased at these two communities, with 50 already occupied at quarter-end. Initial unit deliveries for 220 Riverside, in Jacksonville, Florida, are expected in the second half of 2014.

During the first quarter of 2013, MAA funded an additional $12.4 million toward completion of these development communities, leaving an estimated $45 million remaining to complete funding of the current development pipeline.

MAA continues its redevelopment program at select communities throughout the portfolio. During the first quarter of 2013, an additional 544 units were renovated at an average cost of approximately $4,300 per unit, achieving average rental rate increases of 11% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $5.6 million for the first quarter of 2013, or approximately $0.13 per Share, resulting in adjusted funds from operations, or AFFO, of $1.12 per Share for the quarter. Total property capital expenditures for the first quarter of 2013 were $9.3 million on existing properties, and an additional $2.2 million on the redevelopment program.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

Financing Activity
During the first quarter of 2013, MAA issued 325,000 shares of common stock through its At-the-Market, or ATM, equity program. The shares were issued at an average price of $68.62 per share, netting total proceeds of $22 million, which will primarily be used to fund development and acquisition activity and to reduce borrowings under MAA's credit facilities.

Interest rate swaps hedging $75 million of the outstanding borrowings under Agency credit facilities matured during the first quarter, allowing the company to pay down the credit facilities, further reducing secured borrowings and increasing unencumbered assets. At the end of the first quarter of 2013, MAA's unencumbered asset pool increased to 57.2% of total gross assets.

Balance Sheet
As of March 31, 2013, MAA's debt to total capitalization was 36% (based on the March 28, 2013 closing stock price of $69.06), and MAA's net debt to gross assets (based on gross book value at quarter end) was 43.7%. The company had total debt outstanding of $1.7 billion at an average interest rate of 3.6%, with 90% of the total fixed or hedged against rising interest rates for the next 4.6 years, on average. MAA's fixed charge coverage ratio (EBITDA divided by interest) was 4.5x at the end of the first quarter, while net debt to EBITDA was 6.3x. At the end of the first quarter MAA had over $200 million of capacity available under its unsecured credit facility.

77th Consecutive Quarterly Common Dividend Declared
MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.78 per Share, and declared its 77th consecutive quarterly common dividend, which was paid on April 30, 2013 to holders of record on April 15, 2013.

2013 FFO per Share Guidance Increased
Based on MAA's performance in the first quarter of 2013 and revised expectations for both the apartment operating and transaction activity over the remainder of 2013, MAA is updating its earnings guidance for the year. Management believes an increase in the full-year 2013 FFO per Share guidance to a range of $4.77 to $4.97 is appropriate, including $1.7 million, or $0.04 per Share, of acquisition expenses. FFO per Share for the second quarter is expected to be $1.16 to $1.28, for the third quarter $1.13 to $1.25, and for the fourth quarter $1.15 to $1.27.

MAA expects recurring capital expenditures of $29 million to $30 million for 2013, producing AFFO per Share of $4.10 to $4.30 for the full year.

Consistent with earlier guidance, management continues to expect NOI growth for the same store portfolio for the full year of 4% to 6%, based on revenue growth of 4% to 5% and expense growth of 3.5% to 4.5%.

MAA continues to expect wholly-owned acquisition volume for the full year to range between $250 million and $300 million, including the acquisitions from Fund I, and dispositions to range between $150 million to $160 million for the full year. MAA projects total funding for the three apartment communities under construction to be in a range of $40 million to $50 million for the full year, while total capital expenditures at existing communities, including the redevelopment program, are projected to range between $48 million and $52 million for the full year.

MAA expects total leverage, defined as net-debt-to-gross assets, to end the year between 43% and 45%, with average interest costs for the full year to range between 3.8% and 4.0%.

Additional information on the MAA's 2013 financial outlook and FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, May 2, 2013, at 9:00 AM Central Time. The conference call-in number is 866-861-4867, and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,697 apartment units throughout the Sunbelt region of the United States. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
MAA considers portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations and financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting MAA, or MAA's properties, adverse changes in the real estate markets and general and local economies and business conditions. Although MAA believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by MAA or any other person that the results or conditions described in such statements or MAA's objectives and plans will be achieved. The following factors, among others, could cause MAA's future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of MAA's insurance coverage;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;
  changes in interest rate levels, including that of variable rate debt, which are extensively used by MAA;
  loss of hedge accounting treatment for interest rate swaps or interest rate caps;
  the continuation of the good credit of MAA's interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status due to required debt payments;
  significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
  imposition of federal taxes if MAA fails to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended
	March 31,
	2013	2012
Property revenues	$ 133,190	$ 116,017
Management fee income	177	269
Property operating expenses	(52,777)	(48,338)
Depreciation and amortization	(33,433)	(29,718)
Acquisition expense	(10)	634
Property management expenses	(5,331)	(5,454)
General and administrative expenses	(3,239)	(3,447)
Income from continuing operations before non-operating items	38,577	29,963
Interest and other non-property income	47	142
Interest expense	(15,716)	(14,110)
(Loss) gain on debt extinguishment	(169)	20
Amortization of deferred financing costs	(804)	(771)
Net casualty gains (loss) and other settlement proceeds	16	(4)
Income from continuing operations before
loss from real estate joint ventures	21,951	15,240
Gains (loss) from real estate joint ventures	54	(31)
Income from continuing operations	22,005	15,209
Discontinued operations:
Income from discontinued operations before gain on sale	-	484
Net casualty gain (loss) and other settlement proceeds in
discontinued operations	-	(54)
Gain on sale of discontinued operations	-	9,429
Consolidated net income	22,005	25,068
Net income attributable to noncontrolling interests	(825)	(1,178)
Net income available for common shareholders	$ 21,180	$ 23,890

Earnings per share - Diluted shares	44,149	41,543
Net income per share available for common shareholders - Diluted (1)	$0.50	$0.60

(1)Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended
	March 31,
	2013	2012
Net income attributable to MAA	$ 21,180	$ 23,890
Depreciation and amortization of real estate assets	32,834	29,136
Depreciation and amortization of real estate assets
of discontinued operations	-	1,114
Gain on sale of discontinued operations	-	(9,429)
Depreciation and amortization of real estate assets
of real estate joint ventures	380	557
Net income attributable to noncontrolling interests	825	1,178
Funds from operations	55,219	46,446
Recurring capital expenditures	(5,605)	(7,551)
Adjusted funds from operations	$ 49,614	$ 38,895

Weighted average common shares and units - Diluted	44,149	41,543

Funds from operations per share and unit - Diluted	$1.25	$1.12
Adjusted funds from operations per share and unit - Diluted	$1.12	$0.94

CONSOLIDATED BALANCE SHEETS
In thousands
		Mar 31, 2013	Dec 31, 2012
Assets
Real estate assets
Land		$ 389,839	$ 386,670
Buildings and improvements		3,223,326	3,170,413
Furniture, fixtures and equipment		101,214	98,044
Capital improvements in progress		51,625	52,455
		3,766,004	3,707,582
Accumulated depreciation		(1,059,563)	(1,027,618)
		2,706,441	2,679,964
Land held for future development		1,205	1,205
Commercial properties, net		7,875	8,065
Investments in real estate joint ventures		749	4,837
Real estate assets, net		2,716,270	2,694,071
Cash and cash equivalents		8,224	9,075
Restricted cash		649	808
Deferred financing costs, net		12,989	13,842
Other assets		32,770	29,166
Goodwill		4,106	4,106
Total assets		$ 2,775,008	$ 2,751,068

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable		$ 1,114,253	$ 1,190,848
Unsecured notes payable		577,000	483,000
Accounts payable		5,672	4,586
Fair market value of interest rate swaps		17,313	21,423
Accrued expenses and other liabilities		86,436	94,719
Security deposits		6,830	6,669
Total liabilities		1,807,504	1,801,245
Redeemable stock		5,191	4,713
Shareholders' equity
Common stock		426	422
Additional paid-in capital		1,565,755	1,542,999
Accumulated distributions in excess of net income		(612,128)	(603,315)
Accumulated other comprehensive losses		(21,869)	(26,054)
Total MAA shareholders' equity		932,184	914,052
Noncontrolling interest		30,129	31,058
Total equity		962,313	945,110
Total liabilities and shareholders' equity		$ 2,775,008	$ 2,751,068

SHARE AND UNIT DATA
In thousands
	Three months ended
	March 31,
	2013	2012
NET INCOME SHARES(1)
Weighted average common shares - Basic	42,354	39,505
Weighted average partnership units outstanding	1,715	1,936
Effect of dilutive securities	80	102
Weighted average common shares - Diluted	44,149	41,543
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	44,069	41,441
Weighted average common shares and units - Diluted	44,149	41,543
PERIOD END SHARES AND UNITS
Common shares at March 31,	42,683	40,940
Partnership units at March 31,	1,708	1,936

(1)For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, any amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Economic Occupancy
Average economic occupancy represents net potential rent less delinquencies, vacancies and cash concessions divided by net potential rent.

Average Effective Rent per Unit
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit is equal to total revenue divided by the average daily physical occupancy per unit.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.

While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.

Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio.

Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets.

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com